From: Avi Faliks
Date: Wed, 16 Mar 2005 01:39:12
Subject: Re: Revised Intent to Finance

Gentlemen,

Please consider this email a non-binding letter of intent for financing subject to drafting of a formal agreement.

Summary of Intent to Finance:

          1.      A Convertible Note (CN) issued by the public company (symbol - XLRC) to AccuRay Technologies LLC (the Investor) for proceeds of US$4.7 Million payable to XLRC. From the proceeds US$3.7 million shall within 5 days flow from XLRC to the Private Company, Exelar Medical Corporation.

          2.      The investor at his option, may convert any portion of $4.7 mm into public company at $0.40 share + 1/2 warrant at $0.30 per share for a period of five years from date of issuance of the CN. On any portion of the CN converted to shares, interest in that portion of the CN shall be assigned and transferred to XLRC.

          3.      The CN will be secured by the interest held by XLRC in the private company (EXELAR Medical Corp.), a 51% ownership stake. The CN may be converted in whole or part to shares in the private company either by a default by XLRC to the terms of the CN or at option of the Investor with a certain notice period to XLRC to be dtermined. The ECONOMICS REMAIN THE SAME upon the sale of the private company as to division of proceeds (See Article 4.).

          4.      On sale of the private company by XLRC the Investor would receive the following payout of the 51% earned from the sale by XLRC.

                    (i)      From sale proceeds (for the whole private company) of the first $25 Million, the first $9.7 mm of proceeds to XLRC will go to the investor (repayment of CN at $4.7 plus a $5 mm bonus). The rest will go to XLRC.

                   (ii)      From next $35 mm of proceeds for the whole private company, the Investor shall receive 60% of the proceeds allocated to XLRC and XLRC retains 40%, payable on a pro-rated basis.

                  (iii)      Proceeds of sale of private company of over US$60 Million shall be shared 50% to Investor, 50% retained by XLRC, paid out on a pro-rated 50 / 50 basis.

          5.      Investor would retain a veto on any acquisition to be made by XLRC; Board seats TBD.

          6.      XLRC currently has the right to the option to secure an additional 10% interest in the private company for a payment of $1 mm subject to acceptance of the 49% shareholder. Such option will be transferred from XLRC to Avi Faliks assuming Avi Faliks can negotiate with private company to make the option not subject to acceptance by the 49% shareholder.

I look forward to working with you towards making this technology viable.

Regards,
Avi Faliks, Ph.D.